UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 23, 2010

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

On February 26, 2010, El Dorado Chemical Company (“EDCC”), a wholly-owned subsidiary of LSB Industries, Inc. (the “Company”), and Orica International PTE LTD. (“Orica”) entered into a new Ammonium Nitrate Supply Agreement (the “Supply Agreement”). The Supply Agreement is effective as of January 1, 2010, and provides that EDCC will manufacture for Orica 250,000 tons of industrial grade ammonium nitrate (“AN”) per year. The Supply Agreement requires Orica to pay certain amounts to EDCC if Orica does not purchase the required annual minimum.  The Supply Agreement also provides that Orica will be the sole marketer (a) to the commercial explosive industries of AN and AN solution manufactured at the EDCC facility in El Dorado, Arkansas, and (b) of agricultural grade ammonium nitrate manufactured at the EDCC facility and destined for use in the commercial explosives industry in North America. The Supply Agreement replaces EDCC’s previous agreement to supply Orica USA Inc. (“Orica USA”) with 210,000 tons of AN product per year. Subject to certain limitations, Orica USA guarantees Orica’s obligations under the new Supply Agreement.

On February 23, 2010, EDCC, entered into a Second Amendment (the “Amendment”) to the Anhydrous Ammonia Sales Agreement, dated December 3, 2008 (the “Sales Agreement”), with KOCH Nitrogen International Sàrl (“Koch”).  The Amendment extends the term of the Sales Agreement to December 31, 2012.  The Sales Agreement, as amended, describes the terms and conditions under which Koch provides certain of EDCC’s anhydrous ammonia required for processing at EDCC’s El Dorado, Arkansas, chemical processing facility.  Anhydrous ammonia is the primary raw material for the chemical products manufactured and sold by EDCC.
Item 1.02.	Termination of a Material Definitive Agreement

On February 26, 2010, EDCC and Orica USA terminated the AN Supply Agreement, dated November 1, 2001, as amended.  The termination is effective as of January 1, 2010.  The terminated agreement was replaced by the new Supply Agreement described in Item 1.01 above, which disclosure is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2010
LSB INDUSTRIES, INC.

By: /s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance and
Chief Financial Officer